Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 124,819,207.60	0.0001381	$ 17,237.53
Fees Previously Paid
	Total Transaction Valuation:	$ 124,819,207.60
	Total Fees Due for Filing:			$ 17,237.53
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 17,237.53
Offering Note
[1]	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction multiplied by 0.00013810, based on the average of the high and low price of Bakkt's Class A Common Stock as reported on the New York Stock Exchange on February 2, 2026, which was $12.56 per share. a. Title of each class of securities to which the transaction applies: Class A Common Stock, par value $0.0001 per share ("Class A Common Stock"), of Bakkt, Inc. ("Bakkt"). b. In accordance with Exchange Act Rule 0-11 and estimated solely for the purposes of calculating the filing fee, the proposed maximum aggregate value of the transaction was calculated, as of February 3, 2026, based on 9,937,835 shares of Class A Common Stock, which represents 31.5% of the aggregate number of shares of Bakkt's Class A Common Stock that are issued and outstanding as of February 2, 2026, plus the aggregate number of shares of Bakkt's capital stock issuable upon full exercise or conversion of any options, warrants or other convertible derivative securities that are outstanding as of February 2, 2026, on an as-converted basis.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A